Exhibit 97
Executive Compensation Recoupment Policy
_____________________________________________________________________________
Johnson Controls International plc
Executive Compensation Recoupment Policy

Effective as of October 2, 2023

1.Purpose. The purpose of the Johnson Controls International plc (the “Company”) Executive Compensation Recoupment Policy (this “Policy”) is to describe the circumstances under which the Company is required to or shall have the right to recover certain compensation paid to certain employees and independent contractors. Any references in compensation plans, agreements, equity awards or other policies to the Company’s “recoupment”, “clawback” or similarly-named policy shall be deemed to refer to this Policy with respect to Incentive-Based Compensation Received on or after the Effective Date. With respect to Incentive-Based Compensation Received prior to the Effective Date, such references to the Company’s “recoupment”, “clawback” or similarly-named policy in compensation plans, agreements, equity awards or other policies shall be deemed to refer to the Company’s “recoupment,” “clawback” or similarly-named policy, if any, in effect prior to the Effective Date.

2.Mandatory Recovery of Compensation. In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation.

3.Discretionary Recovery of Compensation.

(a)Recoupment from Culpable Individuals. In the event that the Criminal Division of the United States Department of Justice (the “DOJ”) determines that it is warranted to enter into criminal resolutions with the Company, the Company has the right, but not the obligation, to recover from a Culpable Individual the Recoupment Amount.

(b)Recoupment for Misconduct. In the event the Committee determines that a Covered Officer has engaged in Misconduct that resulted in, or has the potential to result in, material reputational or financial harm to the Company, then the Committee may instruct the Company, and the Company shall be entitled, to (i) cause the full or partial forfeiture or reduction of any unvested or unearned cash or equity based performance incentives or unexercised or unvested equity-based awards then held by any Covered Officer, and (ii) obtain full or partial reimbursement from the Covered Officer of any cash or equity based performance incentives or equity-based awards previously paid to, or earned by, such Covered Officer during the Misconduct Clawback Period, in each case to the extent permitted by applicable law. The Committee may, or may delegate to the Company the authority to: determine the amount to be forfeited, reduced or reimbursed under this Section 3(b) in its sole discretion; adjust the amount of any reimbursement by earnings or losses; and consider, in determining such amounts, the magnitude and extent of the Covered Officer’s relative degree of fault or involvement, the nature of the infraction involved and the potential reputational or financial harm that may result, among other factors.

4.Definitions. For purposes of this Policy, the following terms, when capitalized, shall have the meanings set forth below:

(a)“Accounting Restatement” shall mean any accounting restatement required due to material noncompliance of the Company with any financial reporting requirement under the United States federal securities laws, including to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)“Board” shall mean the Company’s Board of Directors.

(c)“Committee” shall mean the Compensation and Talent Development Committee of the Board.

(d)“Covered Officer” shall mean the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy-making function; or any other person who performs similar significant policy-making functions for the Company. For purposes of this Policy, an individual’s status as a Covered Officer shall be evidenced by their designation by the Board as an officer subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

(e)“Culpable Individual” shall mean any (i) employee of the Company, its parent(s) or subsidiaries who is identified by the DOJ as having engaged in wrongdoing in connection with conduct under investigation by the DOJ, or (ii) any other person who both (A) had supervisory authority over the employee(s) or business area engaged in the misconduct and (B) knew of, or were willfully blind to, the misconduct, as determined by the DOJ.

(f)“Effective Date” shall mean October 2, 2023.

(g)“Erroneously Awarded Compensation” shall mean the excess of (i) the amount of Incentive-Based Compensation Received by a person (A) after beginning service as a Covered Officer, (B) who served as a Covered Officer at any time during the performance period for that Incentive-Based Compensation, (C) while the Company has a class of securities listed on a national securities exchange or a national securities association and (D) during the Recovery Period; over (ii) the Recalculated Compensation. For the avoidance of doubt, a person who served as a Covered Officer during the periods set forth in clauses (A) and (B) of the preceding sentence shall continue to be subject to this Policy even after such person’s service as a Covered Officer has ended.

(h)“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Solely for the purposes of this definition and this Policy, each of stock price and total shareholder return is considered a financial reporting measure. For the avoidance of doubt, Incentive-Based Compensation subject to this Policy does not include stock options, restricted stock, restricted stock units or similar equity-based awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.

(i)“Misconduct” shall mean a Covered Officer’s: (i) commission of acts or omissions constituting “Cause” under the Company’s Severance and Change in Control Policy for Officers (or acts that would constitute “Cause” if such definition were applicable to the Covered Officer); (ii) failure to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks material to the Company; or (iii) failure to exercise reasonable care in the oversight, management and direction of a subordinate. For the avoidance of doubt, Misconduct shall include: (x) a Covered Officer’s commission of acts or omissions that meet the definition of “Cause” under the Company’s Severance and Change in Control Policy for Officers even if the Covered Officer’s employment is not actually terminated for “Cause;” and (y) a determination by the Committee, after a Covered Officer’s employment ends, that the Covered Officer’s employment could have been terminated for “Cause” had all relevant facts been known at the time the Covered Officer’s employment ended.

(j)“Misconduct Clawback Period” means the period of time, as determined by the Committee in its discretion, to which a forfeiture, reduction or reimbursement for Misconduct under this policy will apply; provided that such period will generally be no shorter than the period commencing on the date the Misconduct first occurred (as determined by the Committee) and ending on the date on which the Committee makes its determination that Misconduct has occurred.

(k)“Recalculated Compensation” shall mean the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, during the applicable performance period on the compensation Received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which its securities are listed in accordance with the applicable rules and policies of such national securities exchange or association.

(l)Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the calculation, payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(m)“Recoupment Amount” shall mean the gross amount of all compensation, in any form (including but not limited to shares of common stock of the Company or deferred compensation, whether or not such deferral was made at the election of such individual), excluding base salary or base fees paid to a Culpable Individual during the period of misconduct that is the subject of investigation by the DOJ, as determined in the sole discretion of the Committee taking into consideration such factors as the Committee determines are relevant, not to exceed the amount of the applicable fine imposed on the Company by the DOJ with respect to such misconduct.

(n)“Recovery Period” shall mean the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before the Effective Date. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) the date the Board, a committee thereof, or the Company’s authorized officers conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.

5.Exceptions. Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Company’s committee of independent directors responsible for executive compensation decisions (or a majority of the independent directors on the Board in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:

(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the national securities exchange or association on which its securities are listed in accordance with the applicable rules and policies of such national securities exchange or association.

(b)Recovery would violate home country law where, with respect to Incentive-Based Compensation, that law was adopted prior to November 28, 2022; provided that,

before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the national securities exchange or association on which its securities are listed, that recovery would result in such a violation, and must provide such opinion to the exchange or association in accordance with the applicable rules and policies of such national securities exchange or association.

(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6.Manner of Recovery. In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation any Recoupment Amount or any other amount subject to recovery under this Policy: (a) require the Covered Officer or Culpable Individual to repay such amount; (b) offset such amount from any other compensation owed by the Company or any of its affiliates to the Covered Officer or Culpable Individual, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; (c) subject to Section 5(c), to the extent the Erroneously Awarded Compensation the Recoupment Amount or other amount subject to recovery under this Policy was deferred into a plan of deferred compensation, whether or not qualified, forfeit such amount (as well as the earnings on such amounts) from the Covered Officer’s or Culpable Individual’s balance in such plan, regardless of whether the plan specifically permits or specifically prohibits such forfeiture; and (d) reduce or eliminate future salary increases, cash incentive awards or equity awards. If the Erroneously Awarded Compensation, Recoupment Amount or other amount subject to recovery under this Policy consists of shares of the Company’s common stock, and the Covered Officer or Culpable Individual still owns such shares, then the Company may satisfy its recovery obligations by requiring the Covered Officer or Culpable Individual to transfer such shares back to the Company.

7.Other.

(a)This Policy shall be administered and interpreted, and may be amended from time to time, by the Board or any committee to which the Board may delegate its authority in its sole discretion in compliance with the applicable listing standards of the national securities exchange or association on which the Company’s securities are listed, and the determinations of the Board or such committee shall be binding on all: (i) Covered Officers; (ii) Culpable Individuals; and (iii) their respective heirs, executors, administrators and legal representatives.

(b)The Company shall not indemnify any Covered Officer or Culpable Individual against the loss of Erroneously Awarded Compensation or any Recoupment Amount.

(c)The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including disclosure required by the Securities and Exchange Commission.

(d)Any right to recovery under this Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company.